Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-122917) on Form N-1A of Grant Park Multi Alternative Strategies Fund, a separate series of the Northern Lights Fund Trust, of our report dated November 29, 2021, relating to our audit of the consolidated financial statements and consolidated financial highlights, which appear in the September 30, 2021 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Consolidated Financial Highlights” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 24, 2022